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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                                                     Contact: Investor Relations
                                                                    765-771-5310


                      WABASH NATIONAL CORPORATION ANNOUNCES
            APPOINTMENT OF NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

LAFAYETTE, INDIANA, April 23, 2002 . . . Wabash National Corporation (NYSE: WNC) announced today the appointment of William P. Greubel as President and Chief Executive Officer. Mr. Greubel will also join Wabash's Board of Directors. He will assume these posts on May 6, 2002.

         Commenting on this appointment, John T. Hackett, Chairman of the Board of Directors, said, "In selecting Bill Greubel, the Board of Directors believes it has chosen the best person for the job of leading Wabash to future success. Bill Greubel has a proven track record in manufacturing, marketing and operations in the transportation industry and we are confident he has the experience and leadership to lead Wabash National Corporation through its next stage of growth."

         In accepting his appointment, Mr. Greubel said, "I am looking forward to working with the Wabash leadership team during this management transition and as we move forward together. The company has concluded a year in which it faced many obstacles stemming from a very difficult economic climate in the trailer industry, and has taken the steps necessary to deal with the internal and external factors that have negatively affected its financial results and liquidity position. With the company's strong customer base, its industry leading core of proprietary products including the company's DuraPlate(R) technology and the recently successfully concluded restructuring of its credit arrangements, I believe Wabash National Corporation is in a good position to return rapidly to profitability.'"

         Mr. Greubel has been a director and the Chief Executive Officer of Accuride Corporation since January 21, 1998 prior to which he had served as president of the Company since 1994. Prior to joining Accuride, from 1974 to 1994, Mr. Greubel held positions at AlliedSignal Corporation in sales, marketing and operations. His last two positions at AlliedSignal were Vice President and General Manager for the Environmental Catalysts and Engineering Plastics businesses. Mr. Greubel holds a B.A. in Economics and an M.B.A. from Rutgers University.

         Wabash National Corporation designs, manufactures, and markets standard and customized truck trailers under the Wabash(TM) and Fruehauf(R) brands. The Company believes it is the world's largest manufacturer of truck trailers, the



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leading manufacturer of composite trailers and through its RoadRailer(R)
products, the leading manufacturer of bimodal vehicles. The Company's wholly owned subsidiary, North American Trailer Centers(TM), is one of the leading retail distributors of new and used trailers and aftermarket parts, including its Fruehauf(R) and Pro-Par(R) brand products with approximately 50 locations throughout the U.S. and Canada.

         This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, dependence on key management, reliance on certain customers and corporate partnerships, shortages of raw materials, dependence on industry trends, export sales and new markets, acceptance of new technology and products, and government regulation. Readers should review and consider the various disclosures made by the Company in this press release and in its reports filed with the Securities and Exchange Commission.









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